Sub-item 77I

LEGG MASON PARTNERS EQUITY TRUST (THE "TRUST") SUPPLEMENT DATED
FEBRUARY 7, 2013 TO THE SUMMARY PROSPECTUS, PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION OF LEGG MASON CAPITAL MANAGEMENT ALL CAP FUND, EACH DATED SEPTEMBER 1, 2012

Effective on or about the close of business on March 13, 2013, Class B shares will be closed to incoming exchanges and dividend reinvestment. Effective on or about the close of business on March 15, 2013, all issued and outstanding Class B shares of the fund will be reclassified as Class A shares of the fund, with the same aggregate net asset value as the Class B shares held immediately prior to the reclassification. No contingent deferred sales charge will be charged on the reclassification of Class B shares and, once reclassified, the shares will no longer be subject to the contingent deferred sales charge currently charged on the redemption of Class B shares.

Class R1 shares of the fund will be reclassified as Class A2 shares of the fund, effective on or about March 22, 2013.

On or about March 22, 2013, Class A shares held by shareholders through a financial intermediary that has a direct transfer agent relationship with the fund ("Direct TA Accounts") will be converted into Class A2 shares of the fund, with the same aggregate net asset value as the Class A shares held by each such shareholder immediately prior to the conversion. Effective on or about March 22, 2013, Direct TA Accounts will not be permitted to acquire Class A shares through new purchases or incoming exchanges.

Effective on or about March 22, 2013, the following text is added to the section titled "Fees and expenses of the fund" in the fund's Summary Prospectus and Prospectus:

Amended and Restated Fee and Example tables filed pursuant to Rule 497 on February 7, 2013, Accession Number 0001193125-13-043286.

Effective on or about March 22, 2013, the following text is added to the section titled "More on fund management - Expense limitation" in the fund's
Prospectus:

The manager has agreed to waive fees and/or reimburse operating expenses (other than interest, brokerage, taxes, extraordinary expenses and acquired fund fees and expenses) so that total annual operating expenses are not expected to exceed 1.42% for Class A2 shares, subject to recapture as described below. This arrangement is expected to continue until December 31, 2014, may be terminated prior to that date by agreement of the manager and the Board, and may be terminated at any time after that date by the manager. The manager is permitted to recapture amounts waived and/ or reimbursed to the class during the same fiscal year if the class' total annual operating expenses have fallen to a level below the limit described above. In no case will the manager recapture any amount that would result, on any particular business day of the fund, in the class' total annual operating expenses exceeding the limit described above or any other lower limit then in effect.

Effective on or about March 22, 2013, the following text is added to the section titled "More on fund management - Distribution" in the fund's
Prospectus:

The fund has adopted a Rule 12b-1 shareholder services and distribution plan. Under the plan, the fund pays distribution and/or service fees based on annualized percentages of average daily net assets, of up to 0.25% for Class A2 shares. These fees are an ongoing expense and, over time, willincrease the cost of your investment and may cost you more than other types of sales charges.


Sub- item 77I

LEGG MASON PARTNERS EQUITY TRUST SUPPLEMENT DATED NOVEMBER 28, 2012 TO THE SUMMARY PROSPECTUS AND PROSPECTUS, EACH DATED SEPTEMBER 1,
2012, OF LEGG MASON CAPITAL MANAGEMENT ALL CAP FUND

Effective as of January 1, 2013, the following text replaces any inconsistent information in the section titled "Fees and expenses of the fund" in the fund's Summary Prospectus and Prospectus:

Amended and Restated Fee and Example table for Class 1 Shares filed pursuant to Rule 497 on November 28, 2012, Accession Number 0001193125-12-483543.

Effective as of January 1, 2013, the following text replaces any inconsistent information in the section titled "More on fund management - Expense limitation" in the fund's Prospectus:

The manager has agreed to waive fees and/or reimburse operating expenses (other than interest, brokerage, taxes, extraordinary expenses and acquired fund fees and expenses) so that total annual operating expenses for Class 1 shares are not expected to exceed total annual operating expenses for Class A, subject to recapture as described below. This arrangement is expected to continue until December 31, 2014, may be terminated prior to that date by agreement of the manager and the Board, and may be terminated at any time after that date by the manager.